PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2010	2009
Net sales	$98,197	$88,042
Costs and expenses:
Cost of sales	(80,020)	(77,483)
Selling, general and administrative	(10,149)	(10,402)
Research and development	(3,954)	(3,624)
Consolidation, restructuring and related charges	(193)	(1,680)
Operating income (loss)	3,881	(5,147)
Other income (expense), net	(2,453)	(3,623)
Income (loss) before income taxes	1,428	(8,770)
Income tax provision	(1,020)	(1,197)
Net income (loss)	408	(9,967)
Net income attributable to noncontrolling interests	(195)	(266)
Net income (loss) attributable to Photronics, Inc.	$213	$(10,233)

Earnings (loss) per share:
Basic	$0.00	$(0.25)
Diluted	$0.00	$(0.25)
Weighted average number of common shares
outstanding:
Basic	53,102	41,723
Diluted	54,824	41,723